Exhibit 4.6

Business Cooperation Agreement on Agent Data
Promotion of Ocean Engine

Contract No.: CONT20221124873239

Party A: Xiamen Today’s Headline Information Technology Co., Ltd.

Address: 3F-A1176, Zone C, No.3 Innovation Building, Siming Software Park, Phase I, Software Park, Xiamen Torch Development Zone for High Technology Industries

Contact: Rong Yao

Tel:

Email address:

Mailing address:

(The above email address agreed herein or other email addresses with the suffix @bytedance.com is the valid email address for Party A to send and receive notices)

Party B1: Beijing Baosheng Technology Co., Ltd.

Address: East F5, Building 8, Xishanhui, Shijingshan District, Beijing

Contact: Zhan Wentong

Tel:

Email address:

Mailing address: East F5, Building 8, Xishanhui, Shijingshan District, Beijing

(The above email address agreed herein or other email addresses with the suffix @bsacme.com is the valid email address for Party B to send and receive notices)

Party B2: Beijing Baosheng Network Technology Co., Ltd.

Contact: Zhan Wentong

Tel:

Email address:

Mailing address: East F5, Building 8, Xishanhui, Shijingshan District, Beijing

(The above email address agreed herein or other email addresses with the suffix @bsacme.com is the valid email address for Party B to send and receive notices)

Beijing Baosheng Technology Co., Ltd. and Beijing Baosheng Network Technology Co., Ltd. are collectively referred to as Party B hereunder, and they are jointly and severally liable to Party A for the performance of the Agreement.

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Party A and Party B, in accordance with the current laws, regulations, rules and national standards of the People’s Republic of China, have signed the Agreement upon friendly consultation regarding the provision of Data Promotion Services by Party B to the clients represented by Party B. Ocean Engine Data Promotion Service Agreement (website: https://ad.oceanengine.com/overture/account/agreement/ (hereinafter referred to as “Online Agreement”) and other agreements, Platform Rules, policies, specifications, service usage rules, notifications, and other content related to Data Promotion Services of Ocean Engine that may be released by the Data Promotion Platform are all integral parts of the Agreement. The Data Promotion Platform has the right to update the aforementioned agreements, rules, notices, and contents from time to time, and notify Party B of such updates through webpage announcements, system internal messages, emails, phone calls, or letters. Such notifications shall be deemed to have been served on Party B and be binding upon Party B at the time of announcement or delivery.

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Part I Business Terms

Article 1 Cooperation Matters and Definitions

1.Party B entrusts Party A to provide Data Promotion Services for Party B in accordance with the Agreement, and shall pay Party A the agreed data promotion service fees accordingly.

2.Party A authorizes Party B to be a comprehensive agent in China except for the advantageous agency scope of local industries, automobile manufacturers, automobile dealers and real estate developers (Party A has the right to unilaterally adjust and change the agency scope and term of Party B, subject to Party A’s notice). During the agency period (i.e. cooperation period hereunder),  Party B shall only act as an agent for Data Promotion Services within the scope authorized by Party A, and shall not have any client conflict with Party A’s advantageous agents involved in business in the region. Regardless of any legal relationship formed or existing between Party B and its agent clients, Party B shall, in its own name, enter into relevant agreements with such clients and directly enjoy rights and obligations as a party thereto. Party B shall also clearly agree with such clients on the scope of work, specific services, service standards and other contents. Party B shall not refuse to perform the Agreement for any reason between Party B and its agent clients. Any controversy or dispute arising from Party B’s violation of the agreement between Party B and its agent clients or unclear agreement with its agent clients shall be settled by Party B with its agent clients.

3.Data Promotion Platform: refers to the Ocean Engine Ark Platform (website: https://agent.oceanengine.com/), Ocean Engine Advertising Platform (website: https://ad.oceanengine.com/) and platforms for providing specific data promotion and related services and functions, which can provide data promotion, cost statistics, data query, analysis, material management and other services (subject to the actual services provided by each platform). In case of any change in the name, operator and website/domain name of the Data Promotion Platform, the notice at that time shall prevail and such change shall not affect the validity of the Agreement.

4.Ocean Engine Ark Platform: refers to the service and management platform legally operated by Party A orits affiliated companies, which can provide services such as contract signing, customer follow-up, business process, optimized delivery, and intelligent data analysis, etc. (subject to the actual services provided by the platform) (hereinafter referred to as “Ark Platform”).

5.Platform Rules: refer to normative documents that have been published or may be published in the future on the Data Promotion Platform, Flow Network Platform or subsequently related platforms, including but not limited to relevant agreements, rules, specifications, notices, policies and announcements that Party B must abide by when enjoying related services hereunder.

6.Restrictive Measures: refer to the restrictive measures taken by the Data Promotion Platform, Flow Network Platform or subsequently related platforms on some or all functions of accounts of Party B and its agent clients according to the Agreement, Online Agreement, Platform Rules or relevant laws and regulations, including but not limited to closing accounts, restricting the opening of accounts, freezing the funds and interests in accounts (including balances and grants), restricting participation in activities

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organized by platforms, and other restrictions on the use of data promotion functions and services.

7.Party B’s Products or Products: refer to the goods, services or any other legal publicity objects produced or sold by clients represented by Party B, and Party B shall have the legal rights necessary for data promotion, including but not limited to copyright, trademark right and portrait right, etc. required by the performance of the Agreement.

8.Party B may select, set up or operate according to the Platform Rules and guidelines, or in other ways agreed herein (e.g. email confirmation by the parties) through the Data Promotion Services provided by Party A to display its contents and materials on relevant pages, interfaces or locations of client applications, websites and applets of Party A’s affiliated companies and other cooperative network platforms and applications (hereinafter referred to as “Flow Network Platform”) or use and enjoy corresponding services and functions.

9.Data Promotion Services: including one or a combination of the following services:

(1)	Publish advertisements for Party B’s Products in the form of pictures, texts, videos, audio and live broadcasts on the Flow Network Platform;
(2)	Party B shall provide the contents in the form of text that describes, introduces or promotes Party B’s Products and publish it on the Flow Network Platform;
(3)

Party B shall provide the network/download link address and publish it on the Flow Network Platform. Users of the Flow Network Platform can jump to the corresponding page to view information or purchase/use specific services, goods or download APP by clicking the link. Party B shall ensure the legality of Landing Page pointed to by the link and the content and qualification of downloaded products;

(4)	Paid search services to promote goods, services or other publicity objects;
(5)	Other data promotion services that can be used to promote Party B’s Products.

Party B understands and confirms that Party B shall bear the responsibility and pay the corresponding fees for the Data Promotion Services hereunder, whether it is placed and confirmed offline by mail and other offline means or operated and executed online through the accounts of Party B and its agent clients.

10.Promotion Contents/Content Materials: refer to keyword information and website information submitted by Party B or its agent clients; information contents designed and produced by Party B or its agent clients, or by other commissioned parties, or by effective authorization, to display the brands of Party B’s agent clients and/or Party B’s Products; and information contents presented and displayed by Party B when using the functions related to services hereunder, including but not limited to various forms of content such as pictures, text, video, audio, flash and live broadcast, and all components such as music, sound, lines and visual design contained therein. Content Materials include the Landing Page itself.

11.Landing Page: refers to the page pointed to by the link contained in the Content Materials, that is, the page that the user jumps to or redirects to after clicking on the Content Materials.

12.Self-made Programs and Specific Activities: refer to videos, movies and TV plays, variety shows, sports events or live and live evening party’s programs that are shot and produced by Party A and/or its affiliated companies themselves or by an entrusted third party, or have the right to implant commercial content.

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Article 2 Cooperation Period

1.The cooperation period between Party A and Party B is from January 1, 2023 to December 31, 2023. Upon expiration of the cooperation period, Data Promotion Services hereunder will be terminated. If the Agreement is dissolved or terminated in advance, the cooperation period will end on the date of early dissolution or termination.

2.If there is still a cash balance (hereinafter referred to as “Cash Balance”) in the accounts of Party B and its agent clients upon expiration of the cooperation period, and Party B chooses to continue to use it, the Cash Balance can only be used for bidding data promotion within three natural months after the expiration of the cooperation period (hereinafter referred to as “Extension Period”), and the data promotion during the Extension Period shall still follow the Agreement, unless otherwise agreed by the parties. Upon expiration of the Extension Period, Party A and the Data Promotion Platform have the right to close the accounts and account authority of Party B and its agent clients.

Upon expiration of the cooperation period, Party B shall not renew and recharge under the Agreement, but can only consume the aforesaid Cash Balance during the Extension Period. However, the consumption generated after the expiration of the cooperation period and the consumption during the Extension Period shall not be used for the accounting of rebates and other similar preferential policies corresponding to the Agreement and/or supplementary agreements and other documents signed by the parties.

3.If there is any prepaid but unconsumed cash balance in the accounts of Party B and its agent clients before the signing of the Agreement, Party B confirms that the aforesaid prepaid but unconsumed cash balance will be transferred to the Agreement and implemented in accordance with the Agreement from the commencement date of cooperation agreed herein.

4.Party B confirms that the grants in the account of Party B’s agent client shall comply with the following rules of use:

(1)

The grants can only be used during the cooperation period and Extension Period (if any) under the condition that the accounts of Party B and its agent clients can be operated normally. If the accounts of Party B or its agent clients are closed or restricted, or Party B or its agent clients close their accounts by themselves, the grants cannot be used or will be cleared;

(2)	The grants are non-withdrawable, non-refundable, non-transferable and non-invoiced;
(3)

The grants shall be used before the expiration of the period indicated by the platform. If the expiration period indicated by the platform is later than the cooperation period and/or Extension Period (if any), the grants shall be used during the cooperation period and/or Extension Period (if any). If it is not used within the time limit, it shall be deemed that Party B and its agent clients voluntarily give up the grants and the grants will be cleared upon expiration;

(4)	Other requirements and restrictions on the use of grants notified or publicized by the Data Promotion Platform;
(5)	Data promotion using the grants shall follow the Agreement.
5.

Upon expiration of the cooperation period, the non-cash amount in the accounts of Party B and its agent clients except the grants shall not be used for data promotion and consumption. If the non-cash amount in the accounts of Party B and its agent clients is still used for data promotion and consumption, Party B agrees and guarantees to pay the data promotion service fees corresponding to the consumed non-cash amount to Party A according to the Agreement.

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Article 3 Data Promotion Methods

1.Non-bidding data promotion

(1)

Non-bidding data promotion includes but is not limited to CPT (Cost per Time), CPM Guaranteed Advertisement, CPV Guaranteed Advertisement, Special Project Resource Package and other non-standard resources.

(2)

For non-bidding data promotion, the Data Promotion Service Order (hereinafter referred to as the “Order”) signed by Party A and Party B before data promotion or confirmed by the valid email agreed herein and Data Promotion Platform shall prevail, and the specific time of data promotion, data promotion location, price and other elements shall be determined in the Order. If Party B issues the Order through email or Data Promotion Platform, the Order shall be regarded as the true intention of Party B and have legal effect and binding force on Party B, and the Order shall take effect after Party A confirms it through the valid email agreed herein and Data Promotion Platform. Party B understands and confirms that Party A will, by itself or by entrusting a third party, log in to the data promotion background and the accounts of Party B and its agent clients to check and operate according to the Order, and confirm relevant online agreements and rules on behalf of Party B for the use of some functions, so as to realize the non-bidding data promotion and delivery.

(3)

After the Order is successfully placed, Party A has locked the inventory for Party B and reserved corresponding resources. If the normal, timely and continuous delivery is affected by reasons not caused by the Data Promotion Platform or Party A, the corresponding resources will be wasted, and Party B shall still pay the corresponding data promotion service fees according to the Order. The above reasons include but are not limited to: Party B fails to upload Content Materials in time; Party B’s Content Materials/data promotion plan fails to pass the audit; Party B’s Content Materials/data promotion plan violates laws, regulations and Platform Rules, resulting in the plan being offline; the accounts of Party B or its agent clients are abnormal (including but not limited to the accounts being closed and imposed by Restrictive Measures); and Party B’s data promotion plan is suspended, interrupted, terminated, or unable to timely and continuously release due to other reasons not caused by the Data Promotion Platform or Party A.

(4)

During the cooperation period hereof, if Party B changes the effective order, it shall notify Party A 30 days in advance and obtain Party A’s confirmation, and the parties shall sign or confirm the changed order separately. Otherwise, it will be deemed that the Order has not been changed, and the parties will still execute and settle according to the effective order before the change. If the order confirmed by Party B on the Data Promotion Platform is changed, it shall be implemented according to the rules and requirements of the Data Promotion Platform.

2.Bidding data promotion: including but not limited to CPM (oCPM) (Cost per Mille), CPC (Cost per Click) and other bidding delivery. Party B shall promote the data by online bidding method according to the rules of Data Promotion Platform and delivery guidelines. Once Party B’s bidding meets the transaction conditions, Party B’s Promotion Contents will be presented individually or in aggregate form in specific locations and in specific ways

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according to the Data Promotion Platform’s optimized delivery model.

3.Party B understands and confirms that if it has selected the preferred media or scene on the Data Promotion Platform, Party B’s Promotion Contents will be mainly delivered on the media or scene selected by it. If there are multiple preferred media or scenes, the Promotion Contents may not be delivered on some media or scenes due to factors such as Content Materials, Platform Rules and bidding strategies. In order to provide better Data Promotion Services to Party B, the Data Promotion Platform may optimize the content and format of Party B’s Promotion Contents and intelligently expand it to other flow scenarios.

4.For the purpose of optimizing Data Promotion Services, the Data Promotion Platform will adjust and optimize Content Materials, size and format requirements, delivery location and form, data promotion methods, etc. from time to time. Optimization includes but is not limited to adding anchors, marketing components, logos or signs or using creative optimization functions (high-quality clip editing, dynamic creativity, programmed creativity and creative derivation, etc.), which are subject to the actual implementation of the Data Promotion Platform. If the Content Materials does not have or lacks matching and/or correlation with the specific data promotion service attribute, Party B authorizes Party A and the Data Promotion Platform to edit and replace Party B’s Content Materials appropriately for suitable display.

5.Party B understands and confirms that the results and effects of data promotion are affected by various factors, including but not limited to status of Party B’s Products, quality of Content Materials, Party B’s operation and delivery strategy and changes in external competitive environment. However, no matter what data promotion method and billing method are adopted, Party A and the Data Promotion Platform do not make any express or implied commitment to Party B and its agent clients on the promotion effect of services hereunder and the sales volume, operating performance and investment income of Party B’s Products.

Article 4 Data Promotion Service Fees

1.Billing method

According to the specific way of data promotion agreed by Party A and Party B, Party B shall settle accounts and pay fees to Party A in corresponding billing methods (including CPT, CPM, CPC and oCPM, etc.); Billing currency: RMB.

2.Payment term

(i) In case of bidding data promotion of Party B, Party B shall pay the data promotion service fees within the agreed time limit as follows:

Payment before data promotion (i.e. prepayment): Party B shall pay the promotion service fees to Party A before data promotion. Each natural month is a settlement period. The parties shall timely calculate the promotion service fees incurred in the previous settlement period within each settlement period. Party A shall timely provide Party B with an invoice of the same amount upon receipt of the sealed order or Data Promotion

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Service Fee Statement issued by Party B.

(ii) In case of non-bidding data promotion of Party B, Party B shall pay the data promotion service fees within the agreed time limit as follows:

Payment before data promotion (i.e. prepayment): Party B shall pay the promotion service fees to Party A before data promotion. Each natural month is a settlement period. The parties shall timely calculate the promotion service fees incurred in the previous settlement period within each settlement period. Party A shall timely provide Party B with an invoice of the same amount upon receipt of the sealed order or Data Promotion Service Fee Statement issued by Party B.

Party B understands and confirms that Party A has the right to adjust the payment term agreed herein for the non-bidding data promotion including Special Project Resource Package, and the adjusted payment term and method shall be subject to the supplementary agreement signed by the parties or email.

3.Party B understands and confirms that for bidding data promotion, the Cash Balance (if any) in the accounts of Party B and its agent clients will be preferentially consumed even if Party B adopts the non-prepaid payment method. After the Cash Balance is consumed out, Party B shall pay the data promotion service fees to Party A according to the above payment term. For non-bidding data promotion, Party B shall pay Party A the data promotion service fees according to the above clause of payment term.

4.If Party B adopts the non-prepaid payment method, even if the payment term is not expired, as long as Party A has reasonable reasons to think that Party B is about to lose or has lost the ability to pay or is at risk of late payment, Party A has the right to suspend Party B’s data promotion and require Party B to pay the fees immediately, and at the same time has the right to change Party B’s payment method from “consumption before payment” to “prepayment” or require Party B to pay a certain amount of deposit.

5.Type of invoice: The items that Party A can issue include promotion fee/advertising release fee/advertising fee, and the types of invoices that Party A can issue for Party B include special VAT invoice/ordinary VAT invoice.

6.	Party B shall pay by bank transfer, and Party A does not accept other payment methods. The settlement currency is RMB. Party A’s receiving bank account information is as follows:

Account name: Xiamen Today’s Headline Information Technology Co., Ltd.

Bank of deposit:

Bank account:

Article 5 Cooperation Policy

1.Party B confirms that during the cooperation period, Party A has the right to set relevant assessment indicators on Party B’s data promotion every quarter (subject to Party A’s further email notice), and Party A assesses the achievement and cumulative achievement of relevant assessment indicators in the previous quarter and before at the beginning of each quarter. If any assessment indicators of Party B are not achieved, Party A has the right to immediately terminate the Agreement without any liability for breach of

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contract or compensation.

2.During the cooperation period, if Party B applies to Party A for and confirms the data promotion distribution policy or return policy (hereinafter collectively referred to as “Annual Framework Policy”, including but not limited to the policy content, actual implementation of the policy, deposit and other related contents) approved by Party A through the effective contact information agreed herein, the contents of the Annual Framework Policy confirmed by Party B in the aforesaid way are the true intention of Party B and have legal effect and binding force on Party B. The written agreement (if any) signed separately on the Annual Framework Policy shall prevail.

Part II General Terms

Article 1 Protection of Users’ Personal Information

For the purpose of the Agreement, the parties shall handle the users’ personal information in accordance with relevant laws and regulations. The data provider undertakes that the data it provides to the receiver complies with laws and regulations and has obtained the authorization and consent of the relevant personal information owner, and does not infringe upon the legitimate rights and interests of any third party. The data receiver undertakes to protect the security of personal information in a manner consistent with relevant laws and regulations and by taking necessary measures, and to handle relevant personal information in accordance with laws and regulations, the aforementioned authorization and consent of the personal information owner and provisions of the Agreement.

Article 2 Data Promotion Platform Account

1.The accounts registered and opened by Party B and its agent clients on the Data Promotion Platform (including the accounts registered and opened by Party B on the Ocean Engine Ark Platform and the Ocean Engine Advertising Platform accounts registered and opened by Party B’s agent clients for entrusting Party B to engage in data promotion cooperation) will only be used by Party B, Party B’s agent clients and corresponding authorized subjects. Party B is prohibited from donating, borrowing, renting, transferring, or selling such accounts in any form without Party A’s written consent.

2.Party B shall bear all legal responsibilities for the activities and behaviors in the name of accounts of Party B and its agent clients (including but not limited to signing/confirming agreements online, configuring and operating accounts or conducting data promotion, etc.), including but not limited to assuming responsibilities and paying data promotion service fees according to the Agreement.

3.Party B undertakes that Party B and its agent clients shall properly keep the accounts registered and opened on the Data Promotion Platform and passwords, and maintain the security and confidentiality of these accounts and passwords. Party B shall be solely liable if the accounts are stolen or the passwords are lost due to improper keeping of Party B or its agent clients or other force majeure factors. In case of losing the account or forgetting the password, Party B may appeal and request to retrieve the account or password in time according to the appeal channels of Party A or the Data Promotion Platform. Party B understands and recognizes that the password retrieval mechanism of Party A or the Data Promotion Platform only needs to identify the consistency between the information filled in the appeal form and the information recorded in the system, but cannot identify whether the claimant is a really authorized user of the account.

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4.Party B understands and agrees that if the accounts of Party B and/or its agent clients are not logged in or used for a certain period of time, in order to ensure the security of accounts and the legitimate rights and interests of Party B or its agent clients, Party A has the right to re-verify the identity of users of accounts of Party B and/or its agent clients and other information according to the operation process of the Data Promotion Platform.

5.Party B understands and confirms that if Party B or its agent clients operate their accounts according to the guidelines and rules of various platforms (including but not limited to Data Promotion Platform, and Flow Network Platform, etc.) and the agreements confirmed by Party B or its agent clients, including but not limited to authorizing the Data Promotion Platform accounts to bind other platform accounts, providing/receiving data, materials, etc., Party B confirms that the aforesaid operations have sufficient authorization and authority, and the platform prompts, instructions, rules and agreements made during operation have full legal effect and binding force for Party B and/or its agent clients, and Party B bears all legal responsibilities for the aforesaid operations. Any disputes arising from the aforesaid operations and related matters shall be handled and resolved by Party B itself with its agent clients or other relevant third parties, and have nothing to do with Party A and its affiliated companies and various platforms.

6.Party B understands and agrees that if Party B’s account is closed, the account of Party B’s agent clients will be subject to Restrictive Measures (including but not limited to delivery restrictions or prohibited use) and cannot be used.

7.After the dissolution or termination of the Agreement, Party A has the right to close all accounts registered and opened by Party B and its agent clients on the Data Promotion Platform and account permissions.

8.Party A or its affiliated companies and the Data Promotion Platform shall have the right to review the contents and data related to data promotion and delivery by the accounts of Party B and its agent clients, and collect relevant information such as exposure and display of Party B’s Promotion Contents for the purposes of data promotion compliance investigation, violation identification and handling, data promotion analysis and optimization, service provision, problem investigation, risk control and internal audit.

Article 3 Submission and Review of Data Promotion Contents

1.Party B understands and agrees that the Data Promotion Platform will formulate different data promotion rules (including but not limited to different subject types, material specifications, and promotion industry categories, etc.) based on business strategies and user maintenance, and will review relevant qualifications and Content Materials for data promotion on the basis of these rules.

2.Within the scope agreed herein, the specific contents of data promotion shall be subject to those submitted to Party A by Party B or its agent clients or uploaded to the Data Promotion Platform and accepted after being reviewed by the Data Promotion Platform (the Content Materials submitted or provided by Party B in the Agreement include the Content Materials submitted or provided by Party B’s agent clients).

3.Depending on the way of data promotion, Party B shall submit the Content Materials in advance according to the specifications and sizes of the Data Promotion Platform before data promotion. If Party B wants to change the data promotion contents, it shall also submit the changed Content Materials in advance according to the requirements of the Data Promotion Platform, failing which Party B shall still pay the corresponding data promotion service fees

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according to the Agreement and bear the consequences caused by the failure to change the Content Materials in time.

4.The relevant qualifications of data promotion and Content Materials provided by Party B must be true and legal, and must not resort to deceit, deceive or mislead consumers, violate laws, regulations, rules and public moral standards, and must not be suspected or constitute unfair competition and infringe any third party’s legitimate rights and interests (including but not limited to infringing others’ intellectual property rights such as copyright, trademark rights and patent rights, infringing others’ personal rights or other legitimate rights and interests, etc.), and must comply with relevant laws, regulations and rules; otherwise Party A has the right to refuse to publish.

5.Party B guarantees that it will not randomly add any APP download link, download button, download QR code and other portals to guide users to download any APP. If it is necessary to add an APP download link or other portals to guide users to download APP, Party B shall obtain confirmation from Party A in advance and upload relevant application information through the APP management center designated by Party A, add the APP download link in the way permitted by Party A or the Data Promotion Platform, and express five elements of information (APP name, version information, developer’s name, authority information and privacy policy) to users. There must be no inconsistency between the Content Materials and relevant application information, or other situations that mislead or induce users to download; otherwise Party A has the right to reject Party B’s data promotion requirements, immediately make the Content Materials being delivered go offline and require Party B to assume corresponding responsibilities set forth in the Agreement.

6.If Party B uses the live broadcasting traffic attraction function for data promotion, Party B understands and agrees:

(1)

Party B guarantees that the live broadcast content (including but not limited to pictures, text, video, audio, flash and live broadcast, and all components such as music, sound, lines and visual design contained therein, etc.) and the portraits involved in the live broadcast are original or legally authorized (including sub-authorization), and Party A or its affiliated companies and the Data Promotion Platforms do not need any additional authorization from any third party for editing, processing, displaying, promoting and using the live broadcast content.

(2)

Party A or its affiliated companies and the Data Promotion Platform have the right to edit (including but not limited to selection, acceptance or rejection, decomposition and assembly) and process (including but not limited to adding subtitles, music, pictures and videos) the live broadcast content to form highlighted clips, and display or use the highlighted clips as materials in Party B’s Promotion Contents. Party B undertakes that it shall not maliciously tamper with and use the aforesaid highlighted clips, and shall not use the highlighted clips for purposes other than data promotion.

(3)

In case of any dispute caused by Party B or its agent client’s violation of the aforesaid guarantee or losses suffered by Party A and its affiliated companies, Party B shall independently bear the responsibility and compensate Party A and its affiliated companies for all losses.

7.Party A will review the data promotion contents and Content Materials submitted by Party B according to relevant laws, regulations and the rules of the Data Promotion Platform.

8.Party A’s review and final delivery shall not relieve Party B’s responsibility to guarantee the authenticity and legality of the Promotion Contents, relevant qualifications and product sales/promotion. Party B shall bear all legal

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responsibilities for any controversies, appeals and disputes arising from Party B’s data promotion contents or product sales/promotion, and Party B shall fully compensate Party A and/or its affiliated companies for any losses (including but not limited to any third-party claims, compensation paid in advance or penalties imposed by state organs, etc.) suffered by Party A and/or its affiliated companies thereby. In such case, Party B shall not refuse to be liable for compensation according to the Agreement on the grounds that the Promotion Contents and/or Content Materials and relevant qualifications have been reviewed and delivered by Party A or the Data Promotion Platform or provided by other third parties.

9.No matter whether it falls within the scope of Party A’s review responsibility, Party A has the right to immediately suspend the delivery and take corresponding Restrictive Measures, and at the same time has the right to require Party B to modify or rectify after receiving the written notice from Party A and compensate all losses caused to Party A and its affiliated companies, provided that Party A finds out that Party B and its agent clients, including but not limited to their business conduct, Party B’s Products, data promotion, Content Materials, product sales/promotion, personnel related to Party B and its agent clients (including but not limited to executives and spokespersons of Party B and its agent clients), and the use of Data Promotion Platform related functions and services, etc.: 1) violate relevant laws and regulations or will probably lead to illegal risks, or hinder the business order of the platform or infringe on consumers’ rights and interests, or seriously violate social public order and good customs; or 2) have illegal, negative events or other improper behaviors that are reported and investigated by the competent authority. In such case, before Party B modifies upon request of Party A, Party A shall have the right to refuse to lift any Restrictive Measures and to publish the data promotion contents. Party A shall not be liable for breach of contract for the failure to publish or delay the data promotion caused thereby. If Party B refuses to modify, delays the modification or fails to meet Party A’s requirements, Party A shall have the right to unilaterally terminate the Agreement.

10.Party B shall review the Promotion Contents to be released by itself and qualifications with the utmost care of professionals to avoid any illegal situation in the Promotion Contents and Content Materials as much as possible.

11.If Party A receives an investigation by a competent authority or a complaint from a third party due to Party B or its agent clients, including but not limited to their business conduct, Party B’s Products, data promotion, Content Materials, product sales/promotion, personnel related to Party B and its agent clients (including but not limited to executives and spokespersons of Party B and its agent clients), and the use of Data Promotion Platform related functions and services, etc., or if Party B or its agent clients complains against other third parties, Party B agrees that Party A shall provide the information of Party B’s cooperation hereunder, including but not limited to entity information and data promotion information, to the competent authority or third party, and at the same time, Party B shall cooperate to solve the above investigation, complaint and dispute. If a third party complains that Party B, Party B’s agent clients and Party B’s Promotion Contents infringe its legal rights, Party B shall provide counter-notice and preliminary evidence upon request of Party A to prove that it does not constitute infringement, and Party A shall have the right to provide relevant qualification and other certification documents provided by Party B to the third party. If Party B refuses to provide or the evidence provided by it is insufficient to prove that it does not constitute infringement, Party A shall have the right to terminate the Agreement or suspend the delivery

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and require Party B to pay liquidated damages at the rate of 20% of the corresponding data promotion service fees of the Content Materials/Products complained of infringement or RMB 30,000 (whichever is higher). If the liquidated damages are insufficient to cover the losses of Party A and its affiliated companies, Party B shall make the further compensation.

12.In order to optimize and provide Data Promotion Services that are more in line with market demand, Party B authorizes Party A or its affiliated companies to have the right to migrate the Data Promotion Platform accounts and/or related data in the accounts among various data promotion platforms for the purpose of providing Data Promotion Services.

13.For the purpose of verifying and ensuring the service quality provided by Party B to its agent clients, Party B authorizes Party A to have the right to provide Party B’s subject identity, operation and information related to data promotion to Party A’s affiliated companies or related operation platforms of affiliated companies for viewing and analysis.

Article 4 Data Statistics

1.Party A and Party B confirm that all data under the Agreement (including but not limited to data promotion information, release time, page views, and clicks, etc.) shall be counted by Party A and used as the basis for settlement. Party A guarantees that the statistical data are objective and true.

During the term of the Agreement, every data promotion period is a cycle. If Party B has any objection to Party A’s performance (including data promotion), it shall clearly submit it to Party A in written form (valid in the form of e-mail, accompanied by corresponding materials, such as webpage copying, etc.) within 5 natural days after the end of the data promotion period. If Party B fails to raise an objection in the written form within the above time limit, it shall be deemed that Party B has no objection to the data promotion, implementation and corresponding expenses.

2.Party B shall only monitor and make statistics on the Data Promotion Services supported by Party A and the data promotion types and resources opened by Party A in accordance with the Agreement and the Order/Scheduling Agreement. Party B and the third-party statistical agency entrusted by Party B in compliance with provisions hereof shall keep strictly confidential the information acquired during data statistics and monitoring, undertake to take necessary management measures and technical means no lower than the general level of the industry to protect the information and data security, and shall not use the information acquired for any purposes other than those agreed herein.

3.In case of non-bidding data promotion:

(1)	Party B may choose to entrust a third-party statistical agency notified by Party A to conduct data statistics.
(2)

Based on the data issued by Party A, if the difference between the statistical data of the third-party statistical agency entrusted by Party B and the data of Party A does not exceed 10% (inclusive), the data of the third-party statistical agency shall prevail; if it exceeds 10%, Party A and Party B shall review the data together with the third-party statistical agency and correct the error according to the facts. If it is confirmed that Party A’s data is wrong, the data of the third-party statistical agency shall prevail; if not, Party A’s data shall prevail. If no agreement can be reached, the dispute settlement method agreed herein shall apply.

(3)	Party A has the right to unilaterally adjust, reduce or change the third-party statistical agency by notifying Party B

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in advance. Only when Party B entrusts the corresponding third-party statistical agency according to Party A’s latest notice, the data error of non-bidding data promotion can be settled according to the previous clause. If Party B chooses a third-party statistical agency other than the third-party statistical agency agreed herein (subject to Party A’s latest notice) for monitoring and data statistics, its statistical data will be invalid unless agreed by Party A in writing.

(4)

In the above-mentioned data review, the parties confirm that they do not recognize and support the settlement and investigation rules of “synchronous click monitoring”, “frequency”, “TA%” and “ivt” data of third-party statistical agency, and the rules of Party A shall prevail.

(5)	If Party B builds its own monitoring link to conduct data statistics for non-bidding data promotion, Party B confirms that all data hereunder shall be subject to Party A’s statistical data.

4.In case of bidding data promotion, Party B may choose to entrust a third-party statistical agency or build its own monitoring link to conduct data statistics, but all data hereunder shall be subject to Party A’s statistical data.

Article 5 Liability for Breach of Contract, Exemption Clauses and Special Agreements

1.Party B shall pay the data promotion service fees (including deposit, if any) to Party A at the time and amount agreed in the Agreement. If Party B fails to pay the fees in full and on time as agreed, it shall pat the late fees at 3% of the total fees owed for each day overdue until the arrears are fully paid, and Party A shall have the right to directly deduct the unpaid data promotion service fees and late fees from the account balance of Party B and its agent clients (including Cash Balance, and rebates, etc.) and Party B’s deposit. At the same time, Party A has the right to suspend Party B’s data promotion needs in part or in whole from the overdue date without any liability for breach of contract. If Party B fails to pay the data promotion service fees in full within 15 days from overdue date, Party A has the right to terminate Party B’s data promotion without any liability for breach of contract.

2.In case of any of the following breaches of contract by Party B, Party B shall still pay the corresponding data promotion service fees in full according to the Agreement, and Party A shall have the right to immediately make the materials being delivered go offline, take Restrictive Measures and unilaterally terminate the Agreement, and require Party B to compensate all losses caused to Party A and/or its affiliated companies:

(1)	Party B fails to pay the data promotion service fees in full within 15 days from overdue date without justifiable reasons;
(2)

Party B transfers, copies, spreads, assigns or licenses, or discloses, permits or provides others with access to Party A’s trade secrets, software, data and other information content in any way, or engage in any business or business activities in violation of the confidentiality and/or users’ personal information protection requirements of the Agreement;

(3)

After Party A issues notice, Party B still fails to correct or fails to correct within the time limit or fails to meet Party A’s requirements after correction, provided that Party B and its agent clients, including but not limited to their business conduct, Party B’s Products, data promotion, Content Materials, product sales/promotion, personnel related to Party B and its agent clients (including but not limited to executives and spokespersons of Party B and its agent clients), and the use of Data Promotion Platform related functions and services, etc., violate relevant laws and regulations or will probably lead to illegal risks, or hinder the business order of the platform or

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infringe on consumers’ rights and interests, or seriously violate social public order and good customs, or  have illegal, negative events or other improper behaviors that are reported and investigated by the competent authority;

(4)

After Party B’s link is approved or promoted online, Party B displays the contents that violate the current laws, regulations and rules by modifying the page or program content pointed to by the link, setting website jump, setting malicious codes, or setting viruses, etc.;

(5)

Party B fails to add a download link in the way agreed herein or the added download link fails to express the five elements of information to users, or there is any inconsistency between the Content Materials and the relevant application information or other situations that mislead or induce users to download; or without Party A’s confirmation, Party B changes the Content Materials by itself, including but not limited to changing the ordinary products originally promoted into products that need special business qualifications, adding or changing download links, etc.;

(6)	Party B carries out data promotion beyond the agency scope and period agreed in the Agreement;
(7)

Party B and/or its affiliated companies carry out agent activities or other activities in the name of Party A or its affiliated companies beyond or without the authorization of Party A and its affiliated companies;

(8)

Party B or its agent clients provides any Content Materials containing malicious software, spyware or any other malicious code in the data promotion, resulting in  infringement of the legitimate rights and interests of Party A and/or users;

(9)	Party B develops subordinate agents;
(10)

Party B shall sign a written contract with its agent clients. Party B fails to check the legality and authenticity of the subject qualification submitted by its agent clients, and fails to provide Party A with the cooperation contract between Party B and its agent clients upon being notified by Party A;

(11)	Party B has or may have one of the following circumstances:
1)

Suspension of business, suspension of production, closure of business, rectification, reorganization, deadlock, liquidation, takeover or trusteeship, dissolution, revocation or cancellation of business license or bankruptcy;

2)

The financial condition of Party B deteriorates, causing serious difficulties in operation, or experiencing events or situations that have a material adverse impact on its normal operation and financial condition;

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3)

Party B or its controlling shareholder or legal representative is involved in major litigation, arbitration, dispute, claim or other legal procedures, or Party B’s major assets are detained, sealed up, frozen, enforced or other measures with the same effect are taken, resulting in material adverse impact on Party B’s solvency and operating ability;

4)

Any other circumstance occurring to Party B which, according to Party A's reasonable judgment, may or has had a material adverse impact on Party B’s ability to perform the Agreement or does not meet Party A’s requirements to agents.

(12)	Other material breach of contract that causes Party A’s performance of the Agreement has no practical significance.

3.Party A shall have the right to terminate the Agreement or suspend the delivery, take Restrictive Measures and require Party B to pay the liquidated damages at the rate of 20% of the corresponding data promotion service fees of the Content Materials/Products complained of infringement or RMB 30,000 (whichever is higher), provided that Party B cannot prove that it has fulfilled the review obligations agreed herein, and the Content Materials uploaded/submitted by Party B or delivered, or the product sales/promotion or data, or the business conduct of Party B or its agent clients have the following circumstances: (1) infringement of the legal rights of any third party; (2) there is evidence to prove the existence of a substantial suspicion of the foregoing infringement; or (3) Party A has received true and reasonable complaints (including but not limited to any third party accusing Party A or its affiliated companies of infringement in the form of complaint, letter or media report, filing a lawsuit against Party A or its affiliated companies, and reporting to the relevant competent authorities, etc.) due to its Content Materials or product sales/promotion, or business conduct of Party B or its agent clients, etc. In such case, if the liquidated damages are insufficient to cover the losses of Party A and its affiliated companies, Party B shall make the further compensation. Party B shall settle any disputes arising from Party B’s Products by itself and bear all legal responsibilities. If Party A or its affiliated companies compensates any third party or suffers punishment from state organs due to Party B’s infringement or illegal behavior, Party B shall also compensate Party A and its affiliated companies in full for the losses suffered as a result.

4.If Party B violates the Business Partners Management Specifications of Ocean Engine issued by Party A (if the name of this specification is changed, the platform notice at that time shall prevail), Party A has the right to take corresponding measures and/or require Party B to bear corresponding responsibilities for Party B and the accounts of Party B and its agent clients in accordance with the latest Business Partners Management Specifications of Ocean Engine. Party B shall solve and bear the consequences and losses arising therefrom between Party B and its agent clients.

5.Data Promotion Resources hereunder shall only be used to promote the corporate image, brand, product or service of the customers (i.e. the actual providers of the promoted products or services) specified in the orders signed by the parties, the Data Promotion Schedule, and other documents, unless otherwise specified in the Agreement. Party B shall not use the Data Promotion Resources hereunder to promote any other customer by resale, transfer or in any other way without Party A’s prior written consent. Otherwise, Party A shall have the right to immediately stop publishing or refuse to publish the data promotion contents, and Party B shall, within 5 working days upon Party A’s written notice, pay Party A the liquidated damages at the rate of 20% of the rate card of the Data Promotion Resources used in breach of contract, and Party A shall have the right to terminate the Agreement in advance. If the liquidated damages mentioned above are not sufficient to cover Party A's losses, Party B shall compensate Party A in full for the losses thus incurred.

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6.If Party B’s breach of contract of the Agreement causes any losses to Party A and/or its affiliated companies, in addition to the liability for breach of contract agreed herein, Party B shall also compensate Party A and/or its affiliated companies for the rights protection expenses incurred in realizing their rights, including but not limited to investigation fees, travel expenses, attorney fees, legal fees, preservation fees and preservation guarantee fees (or preservation insurance premiums), etc. In such case, Party A has the right to directly deduct the liquidated damages, compensation and rights protection expenses to be paid by Party B from Party B’s advance payment, deposit and the account balance of Party B and its agent clients (including Cash Balance and rebate amount, etc.), and Party B shall make up for the insufficient part.

7.If Party A delays, interrupts or terminates the Data Promotion Services without justifiable reasons, it shall explain the reasons in writing to Party B. If the agreed data promotion is not delivered at the agreed time or delivered incorrectly due to Party A’s fault, Party A shall provide resource compensation for Party B’s data promotion according to the principle of “one for one”, that is to say, Party A shall only provide resource compensation of equal value to Party B for the wrong delivery and missing delivery according to the above principle, and Party A shall not bear any other responsibilities.

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8.If Party A commits any of the following violations, Party B has the right to unilaterally terminate the Agreement:

(1) Failure to provide Data Promotion Services as agreed within 30 days from overdue date without justifiable reasons;

(2) Violation of confidentiality requirements of the Agreement;

(3) Other material breach of contract that causes Party B’s performance of the Agreement has no practical significance.

9.During the cooperation period hereof, if Party B cancels the effective order and Data Promotion Schedule, it shall notify Party A in writing 30 days in advance and obtain Party A’s written confirmation. If Party B fails to obey the aforesaid agreement when cancelling, it shall be deemed as Party B’s breach of contract (if Party B should pay the data promotion service fees before data promotion but fails to pay it, it shall be deemed as Party B’s cancellation of order in violation of the Agreement). In case of breach by Party B, Party B confirms that it shall pay to Party A the promotion expenses for the resources actually invested by Party A and the amount of locked inventory and the corresponding resources reserved by Party A, and shall pay the liquidated damages to Party A at the rate of 20% of the promotion expenses agreed in the corresponding order, the Data Promotion Schedule and other documents or RMB 30,000, whichever is higher. In such case, Party A has the right to deduct the above liquidated damages from the advance payment of Party B. If Party B has no advance payment, Party B shall pay the above liquidated damages to Party A within 10 working days after canceling the data promotion. If the above liquidated damages are insufficient to cover the losses of Party A, Party B shall compensate Party A in full for all losses suffered thereby.

10.Party A shall have the right to inspect Party B’s Promotion Contents, product sales or promotion, business conduct of Party B or its agent clients and information released on the platform. If Party A finds or suspects that there are any problems in Party B’s Promotion Contents, product sales, business conduct of Party B or its agent clients and information released on the platform, it has the right to send a notice of inquiry and correction to Party B, or exercise the right to delete information, close the authority, suspend/stop the services under the Agreement, and has the right to deal with the aforesaid behavior of Party B according to the Platform Rules. The specific content shall be subject to the Agreement and Platform Rules. At the same time, Party A reserves the right to further investigate Party B for relevant responsibilities.

11.Exemption clauses:

(1)

Based on the overall market interests and business needs and in order to provide better Data Promotion Services, the adjustment, restriction, change or going offline of Data Promotion Services, service contents, service methods, product functions, layout and page design under the Agreement caused by any changes in requirements of Flow Network Platform, data promotion rules (including but not limited to audit rules, access rules, promotion rules, and deposit requirements for specific industries, etc.) and Platform Rules, Party A’s adjustment, improvement of user experience, optimization of advertising quality, changes in national policies and market environment are reasonable changes. Party A shall not be liable for breach of contract if the Data Promotion Services hereunder cannot be provided as agreed or cannot be continued due to the above adjustment, change or going offline.

(2)

To ensure the normal operation of the Flow Network Platform and the Data Promotion Platform, Party A or its affiliated companies shall shut down and maintain the website and platform regularly or irregularly,

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if necessary. Party A shall not be liable for breach of contract if the services hereunder cannot be provided as agreed due to such circumstances.

(3)

Party A shall have the right to adjust, suspend or terminate the Data Promotion Services hereunder at the corresponding time node without liability for breach of contract in case of any circumstances including but not limited to the requirements of the competent authority, social public events, media reports or major time nodes, etc.

(4)

If Party A cannot provide Data Promotion Services as agreed due to the above three circumstances, Party A shall provide Data Promotion Services for the affected parts under conditions not lower than those originally agreed by the parties after the circumstance disappears. If Party A is unable to publish or provide services based on actual conditions, the parties shall settle accounts according to the data promotion services actually provided.

(5)

Party B understands and agrees that in order to optimize customer experience, the Data Promotion Platform will continue to explore and provide differentiated product solutions to customers with different delivery experiences, and the actual product functions that Party B can use will be subject to the page display. At the same time, the Data Promotion Platform may provide estimated data services on some product pages, but such estimated data services do not constitute any suggestions or commitments of Party A and the Data Promotion Platform. The accuracy of such data is subject to the available technologies and conditions, commodity status, Party B’s operations and changes in the external competitive environment, and is for Party B’s reference only. Party B is still obliged to make decisions based on its own business judgment and bear the consequences, responsibilities and risks of such decisions.

(6)

After Party A provides the Data Promotion Services as agreed herein, Party A shall not be liable for any breach of the contract if Party B’s Promotion Contents cannot be displayed on the user’s network terminal due to the setting of its network terminal device, client application, websites or applets by users of network terminals such as computers and mobile phones, or if the Data Promotion Services deviate the Agreement due to the software and hardware and network configuration provided by Party B or its agent clients.

(7)

Party B and its employees shall not cause any real or potential damage or conflict to the interests, goodwill and brand image of Party A, its employees and Party A’s affiliated companies, failing which, Party A shall have the right to terminate the Agreement immediately upon written notice to Party B without any liability for breach of contract and shall have the right to hold Party B and its employees legally liable.

(8)

Party A or its affiliated companies and the Data Promotion Platform may quote Party B’s Promotion Contents as a data promotion case for display or participation in awards for the purpose of building an excellent case creative library, disseminating excellent cases and operating needs. Under such circumstances, Party A shall not be deemed to have breached the contract and shall not bear any liability.

(9)	Party A or the Data Promotion Platform may provide or display contents and reference cases on promotion content design, copywriting, delivery strategy and product selection, etc. to Party B, or gather

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high-quality creative materials through product functions for Party B’s reference (hereinafter collectively referred to as “Reference Contents”). Party B understands and confirms that the intellectual property rights of the Reference Contents belong to Party A or its original obligee, and Party B will not use them in any way that infringes the rights and interests of Party A or any third parties. The Reference Contents are for Party B’s reference only, and shall not be regarded or understood as any license, authorization, commitment and guarantee made by Party A or the Data Promotion Platform for all or part of the Reference Contents. Party B shall decide whether to refer to the Reference Contents according to its own situation. Party B shall ensure the legality and compliance of the act of using Reference Contents and bear the corresponding legal consequences.

12.Limitation of liability: If Party A violates its obligations under the Agreement and causes any actual losses to Party B, it shall compensate Party B for the directly calculable actual losses, but the ceiling of liquidated damages and/or compensation to be paid by Party A shall not exceed 20% of the total amount of orders or data promotion plans involved in the breach.

13.Special agreement on the data promotion of Self-made Programs and Specific Activities;

(1)

If Party B displays and promotes Content Materials in Party A’s Self-made Programs and Specific Activities and enjoys corresponding rights and interests, the Self-made Programs and Specific Activities will reflect Party B’s corresponding rights and interests (the specific rights and interests shall be subject to written or email confirmation by the parties), and the data promotion form shall be subject to the final form in the Self-made Programs and Specific Activities. Upon expiration of the data promotion period, Party A has the right to make Party B’s Content Materials and rights and interests go offline or replace them. All intellectual property rights related to Self-made Programs and Specific Activities shall belong to Party A or its affiliated companies unless otherwise agreed by the parties. Party B shall not use the Self-made Programs and Specific Activities in any form in other promotion and delivery channels or authorize or transfer them to any third party without Party A’s written consent, failing which Party B shall be liable for all losses caused to Party A and its affiliated companies.

（2）The intellectual property rights of the Content Materials provided by Party B to Party A are owned by Party B or legally authorized to Party B. Party B has the right to authorize and irrevocably authorizes Party A and its affiliated companies to use them globally, non-exclusively and sublicensibly, in programs and specific activities and their promotion activities, or promotion activities of Flow Network Platform, and Party A and its affiliated companies have the right to modify, copy, adapt, translate, compile or make derivative products of the relevant contents. Party A shall use the Content Materials provided by Party B for the purposes and uses agreed upon by the parties and shall not abuse them or infringe upon Party B’s legitimate interests or demean Party B’s image.

（3）Party B understands and confirms that any situation in which Party B’s rights and interests cannot be realized, such as the scheduling adjustment of Self-made Programs, the inability to broadcast, the cessation or postponement of Specific Activities, etc., which is not due to Party A’s reasons or is due to factors beyond Party A’s control, shall not be deemed as Party A’s breach of contract. In such case

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Party A shall not be liable for any compensation to Party B (including but not limited to compensation for errors and omissions and losses, etc.), and the actual expenses incurred by the parties according to the provided services hereunder (including but not limited to the consideration of Party B’s use of data promotion resources, etc.) shall be settled according to the facts, and the production cost actually invested by Party A shall be settled by Party A and Party B through negotiation after signing a supplementary agreement.

（4）Uncontrollable factors include but are not limited to: programs, columns and specific activities involved in the delivery project are not approved or licensed by the relevant government examination and approval authorities; or the applicable laws, policies or government regulatory requirements change and adjust during the cooperation period; or sports events and evening parties are stopped or postponed due to force majeure, social public events, government requirements or control, resulting in programs, columns and specific activities cannot be launched or postponed; or after modification or extension, administrative examination and approval or filing review still cannot be obtained; programs, columns and specific activities go offline; the implementation of project contents (including but not limited to hosts, actors and guests, directors and shooting environment) needs to be changed; program and project arrangement adjustment caused by Party A’s broadcasting channel rebroadcasting major events or news, live programs, equipment maintenance, overall revision and other reasons.

（5）If offline activities are involved, Party B shall be responsible for the personal and property safety of personnel, materials and equipment of Party B and its agent clients, and cooperate with the on-site management of activities (including but not limited to property, safety, fire protection and epidemic prevention, etc.).

（6）If the data promotion cooperation of Self-made Programs and Specific Activities is suspended or terminated in advance due to the reasons of Party B or its agent clients, including but not limited to the unauthorized cancellation of cooperation by Party B or its agent clients, illegal, negative events or improper behaviors of Party B and its agent clients and/or relevant personnel of Party B and its agent clients (including but not limited to executives and spokespersons of Party B and its agent clients), and Party A judges that continuing cooperation will affect the reputation of Party A and/or its affiliated companies, the production costs of Self-made Programs and Specific Activities shall be borne by Party B, and Party B shall be liable for all losses of Party A and its affiliated companies.

14.

Special agreement on programmatic PMP advertising: If Party A and Party B cooperate on programmatic PMP advertising, they shall also abide by the provisions of Annex IV “Cooperation Terms on Programmatic PMP Advertising”.

Article 6 Anti-commercial Bribery

In order to protect the legitimate rights and interests of the parties, ensure that the business contact of the parties comply with the principles of good faith and fair trade, aim to establish a long-term friendly business partnership between the parties and promote the sound development of bilateral relations, the parties have reached the following terms and conditions through friendly consultation:

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1.Commercial bribery referred to in this article means that Party B or its employees give, promise, induce, demand or accept any direct or indirect illegitimate interests, materially and spiritually, to or from any person, including but not limited to Party A’s employees, or influence and/or attempt to influence any person’s actions or decisions made in his/her position, or improperly obtain or retain business.

2.Party B or its employees shall not provide, give, promise, induce, demand or accept (gift or present at unfair value) any direct or indirect benefits outside the scope of cooperative business  to or from Party A’s employees, affiliates or any third party in the name of Party B or itself, including but not limited to explicit rebate, implicit rebate, cash, shopping card, physical goods, securities, travel, shares, dividends, cash gifts, gifts, tickets for entertainment, special discounts or samples, and travel, catering, entertainment, cooperative business derivative benefits or other material and non-material benefits paid by Party B.

3.Conflicts of interest referred to in the Agreement include but are not limited to: (1) Party B or its employees shall not provide any form of loan to Party A’s employees and their related personnel; (2) If any of Party B’s shareholders, supervisors, managers, senior executives, project leaders and project members is Party A’s employee or its related personnel, he shall truthfully and comprehensively inform Party A in writing before cooperation and take the initiative to withdraw; (3) In the process of cooperation, Party B or its employees shall not allow Party A’s employees and their spouses to hold Party B’s equity or any third party to hold Party B’s equity on behalf of Party A’s employees and their spouses  (except those held through the open securities exchange market and less than 0.1% of the issued equity, through direct or indirect holding of funds without actual control, or through trust of beneficiaries other than themselves or related personnel). Party B is obliged to disclose the existing or possible conflicts of interest to Party A in a timely manner, and cooperate with Party A to take measures to eliminate the possible impact on their cooperation.

4.Before employing a subcontractor or other representative, Party B shall conduct due diligence on its own to ensure that the potential subcontractor or other representative is a legitimate and qualified entity to perform its services. All agreements between Party B and any third party, including but not limited to subcontractors (whether selected by Party B or appointed by Party A), suppliers, agents or other independent third parties with which Party B cooperates, must contain a statement or warranty from the third party that it will not give, promise or demand or accept any undue advantage to or from anyone for the purpose of influencing or attempting to influence the actions or decisions of any person or obtaining or retaining undue business or other advantages for its company. If the above-mentioned third party and its employees violate the relevant anti-commercial bribery provisions and cause impact on Party A, Party B shall be deemed to have violated the provisions of the Agreement, and Party A shall have the right to hold Party B liable for breach of contract according to the Agreement.

5.“Party B’s employee(s)” referred to in the Agreement means: (1) any director, manager or employee of Party B; (2) any director, manager and employee of any subsidiary or related party of Party B; (3) any direct or indirect shareholder of a company acting in the name of Party B; and/or (4) any employee of any direct or indirect shareholder of a company acting in the name of Party B. Party B’s employees guarantee that they will abide by the provisions of the Agreement and relevant laws and regulations in all transactions and business with Party A in accordance with the Agreement. Party B shall resist corruption by its employees and/or any third party. If Party B's

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employees violate the Agreement, Party B shall be deemed to have violated it, and Party A shall have the right to hold Party B liable for breach of contract.

6.Party A has the right to independently or entrust a professional third party to review Party B’s financial records related to the transactions stipulated herein and collect evidence of violations, including but not limited to reviewing relevant financial books, auditing and supervising relevant data promotion and implementation documents such as data promotion agreements, orders, statements, payment and related documents, monitoring reports, data promotion evaluation reports signed with Party B, and interviewing relevant personnel. Party B shall maintain an internal control system to ensure the accuracy of financial statements and information and reflect all activities and expenses related to the Agreement in the financial records. Party B shall actively assist and cooperate with Party A in audit and review, and shall not refuse audit, conceal information or provide false information. If Party A requests Party B to provide information during investigation or audit, Party B shall actively cooperate and be responsible for the authenticity of the information provided by it. Within five years after the dissolution or termination of the Agreement, Party B shall keep complete documents of all financial records and information related to the Agreement, and Party A shall have the right to copy and keep the aforesaid records or documents.

7.If Party B violates one of the above-mentioned agreements or Party A has reasonable grounds to believe that Party B is at risk of violating the above-mentioned agreements, including but not limited to Party B’s refusal to cooperate with audit and review, inaccurate financial records, false statements or suspected bribery, Party A shall have the right to unilaterally terminate the Agreement with Party B in part or in whole, and the Agreement shall be terminated immediately when Party A sends notice to Party B. Party B shall bear all liabilities for breach of contract, and shall pay the liquidated damages at the rate of 30% of the total contract amount involved (any higher proportion specified in relevant laws and regulations shall apply) to Party A. If the aforesaid liquidated damages are less than RMB 100,000, RMB 100,000 shall apply. Party A has the right to directly deduct the liquidated damages that Party B should bear from the contract payment. Party B shall indemnify, defend and hold Party A harmless from all losses, damages, claims and fines suffered by Party A thereby. If Party B violates the Agreement, Party A reserves all rights to hold Party B and Party B's directly responsible persons liable for civil and/or criminal legal liabilities.

8.Party B may report to Party A about any violation or attempted violation of the anti-commercial bribery agreement, any laws and regulations on anti-commercial bribery and anti-corruption and Party A’s systems, as well as Party A’s employees or/or their affiliated personnel engaging in any illegal and prohibited behaviors such as bribery, embezzlement, eating and taking cards, conflict of interest, fraud, leakage of secret, dereliction of duty, abuse of power , and other violations of the legitimate rights and interests of both parties involved in the cooperation. Party A shall keep confidential any reporting behavior and informant. For the true and effective reporting behavior and informant, after the reported incident is verified, Party A will give the informant a reward of RMB 10,000 to RMB 1 million according to the relevant system of Party A and the specific circumstances of the reported incident.

9.Special email address of Party A for reporting complaints: jiancha@bytedance.com and clean@bytedance.com.

Article 7 Confidentiality and Intellectual Property Rights

1.Any information of the other party that either party knows or becomes aware of because of the conclusion or

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performance of the Agreement shall be the proprietary information of the other party. Either party shall keep any proprietary information confidential and shall not disclose it to any person or entity without the prior written consent of the other party, except as required for normal performance of obligations hereunder or as otherwise provided for by national laws and regulations.

2.The parties shall keep confidential the specific contents of this Agreement. Neither party shall disclose the cooperation between the parties and the specific contents of the Agreement to any third party without the prior written consent of the other party.

3.Without the written permission of Party A, Party B and its affiliated companies shall not use the names, trademarks, trade names, brands, domain names and websites of Party A and/or its affiliated companies and Flow Network Platforms, or disclose cooperation with Party A in their marketing, business cards, documents, websites, external publicity and any other aspects, otherwise it will be deemed as infringement, and Party A has the right to suspend or terminate the Agreement and require Party B to take remedial measures (including but not limited to stopping use, going offline, etc.), announce Party B’s breach of contract and require Party B to compensate Party A and its affiliated companies for all losses caused thereby.

4.Party B confirms that Party A and its affiliated companies and the Data Promotion Platform have the right to use the enterprise names, trademarks, trade names, brands, logos, domain names and websites of Party B and its affiliated companies in marketing, business cards, documents, websites and external publicity.

5.The execution and performance of the Agreement shall not lead to the transfer of the original intellectual property rights of each party unless otherwise expressly agreed by the parties.

6.The termination, dissolution, revocation or invalidity of the Agreement shall not affect the validity of this confidentiality clause and its binding force on the parties.

Article 8 Force Majeure and Change of Circumstances

1.If Party A or Party B delay or fail to perform their obligations hereunder partially or completely due to force majeure or change of circumstances, they shall not bear the liability for breach of contract, but shall take timely measures to reduce the losses caused by force majeure or change of circumstances. Force majeure includes but is not limited to government regulation, national policy adjustment, terrorist attacks, hacker attacks, natural disasters, public emergencies, wars, power outages, technical adjustment of telecommunications departments, technical failures and virus intrusion, etc. The parties shall not be liable to each other for any failure or delay in performance of the Agreement in part or in whole due to the force majeure events mentioned above.

2.The following matters are changes of circumstances agreed in the Agreement:

(1)	The server is terminated. In case of the following circumstances, Party A may stop providing Data Promotion Services without notifying Party B.

1) Irresistible situation caused by non-human factors such as emergency maintenance and overhaul of service equipment.

2) Failure of basic telecommunication service.

3) Termination of line service of the platform.

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Party A shall notify Party B of the above situation within 12 hours after the occurrence of such situation.

(2)	The server of Party A or its affiliated companies cannot operate temporarily due to illegal attack, and it cannot be restored after Party A or its affiliated companies tries its best to repair it.
(3)

Other major changes in objective circumstances that cannot be foreseen by the parties at the time of signing the Agreement and are not caused by force majeure, which occur after the conclusion of the Agreement

3.If the force majeure event or change of circumstances lasts for 20 days or accumulates for more than 30 days during the term of the Agreement, either party has the right to unilaterally terminate the Agreement in advance by written notice.

Article 9 Supplement, Change and Dissolution of Agreement

1.For matters not covered in the Agreement, Party A and Party B may sign a written supplementary agreement after negotiation. The written supplementary agreement sealed by the parties has the same legal effect as the Agreement. In case of any conflict between the supplementary agreement and the Agreement, the supplementary agreement shall prevail.

2.During the execution of the Agreement, Party A shall have the right to terminate the Agreement without any liability for breach of contract upon Party A’s prior written notice to Party B one month in advance.

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3.Regardless of whether the Agreement is terminated in advance or not, the parties shall complete the financial settlement and clarify their respective responsibilities. If Party B terminates the Agreement without authorization and causes losses to Party A, it shall compensate Party A for all losses.

4.Upon the expiration of the term of the Agreement, the Agreement may be renewed if the parties reach an agreement through negotiation and sign a written agreement.

5.If any provision of the Agreement is null and void or unenforceable in whole or in part due to violation of law or government regulations or for other reasons, such provision shall be deemed to be deleted. But the deletion of such provision shall not affect the legal effect of the Agreement and other provisions herein.

Article 10 Commitments and Guarantees

1.Party A guarantees that it has the legal qualification to engage in data promotion and the authority to sign the Agreement. Party B agrees that if Party A’s business scope changes, primary business changes or there are other reasonable reasons, Party A has the right to transfer all its outstanding rights and obligations hereunder to its affiliated companies at any time without affecting Party B’s rights and obligations, provided that Party A shall notify Party B in writing. “Party A’s affiliated companies” means any enterprise that controls or is controlled by Party A, or is jointly controlled by the same entity with Party A. “Control” means direct or indirect ownership of more than fifty percent (50%) of the equity, voting rights or management rights of the enterprise.

2.Party B guarantees that it has the legal authority to promote Party B’s Products and sign the Agreement. Regardless of the rights of Party B’s Products, Party B shall sign the Agreement in its own name and bear all legal responsibilities directly.

3.Party B shall not transfer agents or develop subordinate agents without the written permission of Party A. Party B shall not use its relationship with any third party as a reason for non-performance of the Agreement. Regardless of whether the Agreement is dissolved or terminated, any dispute between Party B and its client shall be settled by Party B and its client, and Party B shall bear corresponding responsibilities. If Party B fails to properly settle such dispute, Party A has the right to temporarily withhold the deposit paid by Party B and the account balance of Party B and its agent clients (including Cash Balance and rebate amount, etc.), and Party A shall not directly intervene in such dispute. Party B shall be liable for any losses caused to Party A and its affiliated companies thereby.

4.Party B shall fulfill its reasonable and necessary duty of prudent security to ensure the legality and security of the promoted contents, and ensure that it will not provide any Content Materials containing malicious software, spyware or any other malicious code in the data promotion, and will not violate or evade any laws, regulations, rules and national standards.

5.During the term of the Agreement, if any current employee of Party A or its affiliated enterprises becomes a shareholder or senior executive of Party B, Party B undertakes to immediately notify Party A in writing, failing which, Party A has the right to terminate the Agreement at any time without any liability.

6.Party B shall not directly or indirectly induce, demand, persuade or encourage employees of Party A and/or its affiliated companies to leave their jobs, and shall not establish or attempt to establish any relationship with the employees of Party A and/or its affiliated companies, including but not limited to employment relation, business cooperation relation or any other relations directly or indirectly related to the interests and business of Party A

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and/or its affiliated companies. If Party B violates this clause, Party A has the right to terminate the Agreement immediately, and Party B shall pay the liquidated damages of RMB 100,000 to Party A. If the liquidated damages are insufficient to cover the losses of Party A and its affiliated companies, Party B shall make further compensation.

7.Party B shall maintain the fair competition environment in the market and the unified management system of Party A, and shall not engage in vicious competition or other unfair competition with other agents of Party A.

8.In the process of cooperation, either party shall ensure the service quality, and shall not damage the overall market image of the other party, nor engage in other acts that harm the interests of the other party.

9.Party B undertakes that, without Party A’s written consent after terminating or rescinding the Agreement with Party A, it shall not express or imply any material contact with Party A to others, or express or imply in any other way that it is Party A’s agent or Ocean Engine’s agent.

Article 11 Dispute Settlement

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1.The Agreement is signed at Haidian District, Beijing. Any dispute arising from this Agreement shall be settled by the parties through friendly negotiation. If the negotiation fails, either party has the right to file the dispute to the People’s Court of Haidian District, Beijing for litigation.

2.The conclusion, performance and interpretation of the Agreement shall be governed by the laws of the People’s Republic of China.

Article 12 Notice and Service

1.Any notices, documents and materials issued by Party A and Party B due to the conclusion and performance of the Agreement (including but not limited to the Regulations on the Use of Ocean Engine Brand and Related Brands by Ocean Engine Partners, the Business Partners Management Specifications of Ocean Engine, the Data Promotion Schedule, the Data Promotion Service Order, the Data Promotion Service Fee Statement, the adjustment or change notice of the third-party monitoring organization, etc. The document title may be changed, subject to the actual document title adopted at that time) are an integral part of the Agreement and have the same legal effect as the Agreement unless otherwise agreed in the Agreement. The aforesaid notices, documents and materials may be delivered by mail at the address listed on the first page, e-mail, WeChat, contact telephone or in-station letter notification of the Data Promotion Platform, publicity and other instant messaging tools recognized by the parties. In case of mail, it shall be deemed to have been served when delivered to the mailing address; in case of e-mail, it shall be deemed to have been served within 24 hours from the time of sending.

2.For any disputes arising from the Agreement, the parties confirm that the judicial authorities can serve the litigation documents through any one or more of the contact methods agreed in the Agreement (including but not limited to mailing at the contact address agreed herein, sending e-mail or SMS), and the time of service shall be the fastest one of the above modes of service. Party A and Party B jointly confirm that the above modes of service are applicable to all judicial stages, including but not limited to first instance, second instance, retrial, execution and supervisory proceedings. At the same time, the parties guarantee that the address for service is accurate and valid. If the provided address is inaccurate or the changed address is not notified in a timely manner, resulting in the inability or failure to serve the legal documents in a timely manner, they shall bear the legal consequences thereby.

3.For matters not covered in the Agreement, Party A and Party B can confirm them through the email address of the contact person listed on the first page. If either party changes the contact person or contact information, it shall notify the other party in writing 5 working days before the change, and the changing party shall bear all the consequences of failing to notify in time.

4.For the purpose of the Agreement, the parties will use the Data Promotion Platform to deliver notices and specifications, including but not limited to the release and publicity of notices, rules and policies such as data promotion audit specifications, business partner management specifications, data promotion audit and control rules, which shall be subject to the released and published contents at the Data Promotion Platform. Where notices, policies and specifications are sent through the Data Promotion Platform, they will be deemed to have been served and taken effect upon being publicized by the platform and shall be binding on Party B.

5.If either party sends a notice to the other party in multiple ways, the earliest date on which the other party receives

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the notice shall be the date of service.

Article 13 Forces and Effect

1.The Agreement and the annexes hereto shall come into effect from the date of stamping by the parties.

2.The Agreement is made in duplicate, with Party A holding one copy and Party B holding one copy, which have the same legal effect.

3.The Agreement constitutes the entire agreement between Party A and Party B regarding the subject matters, and supersedes any oral or written communication, declaration, understanding or agreement made by the parties regarding the subject matters before the signing of the Agreement.

(No text below)

Party A: Xiamen Today’s Headline Information Technology Co., Ltd. (Seal)

Date: January 1, 2023

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Party B1: Beijing Baosheng Technology Co., Ltd. (Seal)

Date: January 1, 2023

Party B2: Beijing Baosheng Network Technology Co., Ltd. (Seal)

Date: January 1, 2023

Annex:

Annex I: Data Promotion Service Order

Annex II: Data Promotion Service Fee Statement

Annex III: Letter of Commitment on Personal Information Protection

Annex IV: Cooperation Terms on Programmatic PMP Advertising

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Annex I: It is for reference only, and will be subject to signature or email confirmation at that time

Data Promotion Service Order

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Annex II: It is a template only, and this template will be used at that time

Data Promotion Service Fee Statement

Party A has provided Data Promotion Services for Party B according to the cooperation agreement with the contract number                 (the specific contract title shall be subject to the actual contract signed, hereinafter referred to as the “original agreement”).

Publishing period: From XX (month) XX (day), 2023 to XX (month) XX (day), 2023

Project summary:

Project number	Project name	Start time	End time	Amount
/	/	/	/	/

Total amount of expenses (including tax, in figures):/

Total amount of expenses (including tax, in words):/

Total VAT amount (in figures):/

Total VAT amount (in words):/

Amount excluding tax (in figures):/

Amount excluding tax (in words):/

Note: VAT amount is subject to the amount listed in the actual invoice, and the total amount including tax remains unchanged.

Party B takes the original agreement signed by both parties as the payment basis, and the data promotion service fees incurred in this statement shall be paid to Party A’s bank account agreed in the original agreement. Party B has confirmed that the data promotion information, release time, frequency and amount in this statement are correct. Party A shall provide legal and effective invoices of equal amount to Party B according to the agreement between both parties.

Invoice title of Party B:

This statement has the same legal effect as the original agreement.

Party A:	Party B:
(Seal)	(Seal)
Date:	Date:

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Annex III: Letter of Commitment on Personal Information Protection

Letter of Commitment on Personal Information

Protection

To comply with the provisions of laws and regulations related to personal information protection, and fully protect the personal information of relevant data subjects when Party B entrusts Party A to provide data promotion services for its agent clients, Party A, Party B and Party B’s agent clients may handle the relevant personal information jointly, separately or as entrusted. When handling the personal information, Party B and its agent clients have the obligation to abide by the laws, regulations, rules and national standards related to personal information protection (hereinafter referred to as “Data Protection Requirements”), and fulfill the obligations of personal information protection, data security and confidentiality.

“Personal information” under the Letter of Commitment refers to all kinds of information related to identified or identifiable natural persons recorded electronically or by other means, but does not include anonymous information. The “handling” of personal information includes the collection, storage, use, processing, transmission, provision, disclosure and deletion of personal information.

1.

Party B hereby promises and guarantees that it will require its agent clients to comply with the Data Protection Requirements and fulfill the obligations of personal information protection, data security and confidentiality with the following agreements not less than those in the Letter of Commitment:

1）

The handling of personal information by any agent client shall comply with the Data Protection Requirements, strictly abide by the principles of legality, legitimacy, necessity and good faith in personal information handling, and only carry out corresponding handling activities within the scope of data promotion cooperation. In the process of handling personal information, all clients should follow the principles of openness and transparency, disclose personal information handling rules to relevant data subjects, and express the purpose, method and scope of information handling. Data handling shall have clear and reasonable purposes, and shall be directly related to the handling purpose and carried out within the minimum scope required to achieve the handling purpose. Data handling shall be carried out within the authorization scope of the data subject in a way that has the least impact on the personal rights and interests of the data subject, and shall avoid adverse effects on the rights and interests of the data subject due to inaccurate and incomplete personal information. If the relevant personal information is handled beyond the authorization scope of the data subject, clients shall obtain

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the authorization and consent of the relevant data subject according to the Data Protection Requirements, unless otherwise provided for in the Data Protection Requirements.

2）

If a client intends to transmit personal information to the Data Promotion Platform, it must comply with the Data Protection Requirements before transmitting. Unless otherwise stipulated in the Data Protection Requirements, the client has fully informed the data subject of the legal contents stipulated in the Data Protection Requirements such as the types, handling purposes and handling methods of the personal information involved in the personal information transmitted to the Data Promotion Platform, and obtained the authorization and consent of the data subject.

3）

Where a client uploads relevant personal information to the Data Promotion Platform and uses the Data Promotion Services, it will not violate the Data Protection Requirements, nor harm the legitimate rights and interests of Party A, Party A’s affiliated companies, relevant data subjects, or entities with relevant rights over data, nor exceed the scope of authorization and consent of the data subject or entities with relevant rights over data to the client and any other relevant parties regarding the relevant information handling matters.

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4）

If a client obtains relevant personal information from the Data Promotion Platform based on the necessity of data promotion service cooperation, the client will handle relevant personal information within the scope of data promotion cooperation according to the Data Protection Requirements, within the scope authorized by the data subject and according to the security rules/policies set by Party A and the Data Promotion Platform, and strictly ensure the safety of relevant personal information. Without the written permission of Party A, the client shall not subcontract relevant personal information handling activities to any third party. Subject to the provisions of this article, the client shall bear full responsibility for the data handling activities of the third party. After the personal information handling activities specified in this article are finished, the client shall delete relevant personal information in time, unless otherwise stipulated by laws and regulations.

5）

Unless agreed by Party A in writing and strictly limited by the Data Protection Requirements, the authorization scope of the data subject and the purpose scope of data promotion cooperation, any client will not share, provide, transfer or publicly disclose relevant personal information to a third party, nor will it further handle the relevant personal information beyond the above scope. Subject to this article, if it is really necessary to transmit relevant personal information to a third party, the client promises that such behavior will not violate the Data Protection Requirements, damage the legitimate rights and interests of Party A, Party A’s affiliated companies, relevant data subjects, or entities with relevant rights over data, and will not exceed the scope of authorization and consent of the data subject or entities with relevant rights over data to the client and any other relevant parties. The client will strictly restrict the handling activities of the third party and ensure the safety of personal information.

6）

In the process of data promotion cooperation, the client may use the relevant technical services of Party A or its affiliated companies (e.g. website building services). If the relevant technical services involve the collection or further handling of personal information of users/customers of Party A or its affiliated companies on any platforms/products or other scenarios of Party A or its affiliated companies, the client shall ensure that the relevant handling activities fully comply with the Data Protection Requirements, including but not limited to: the client shall provide privacy policies or similar documents to the relevant data subjects according to the Data Protection Requirements, inform them of the legal contents stipulated in the Data Protection Requirements such as the type of data to be handled, handling purpose and handling method, and obtain their

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authorization and consent. At the same time, the client shall provide its real and effective contact information to facilitate the relevant data subjects to exercise the rights under the Data Protection Requirements.

7）

Any client will not engage in the following acts or activities that violate laws and regulations and social good customs through the Data Promotion Services and/or the data handling activities under the Agreement:

a) Any act or activity related to obscenity, pornography, gambling, superstition, terror, violence, and fraud, etc.

b) Any act or activity related to the expression of discrimination against nationality, race, religion, disability, and disease, etc.

c) Any use of neutral technical analysis services (including analysis reports or other services) provided by Party A or its affiliated companies to further create an audience list involving the above information or labels, produce any analysis reports or use them to promote client’s products/services or for other purposes.

8）

One of the purposes of Party A in providing Data Promotion Services is to provide appropriate advertising and promotion services to the audience and provide promotion channels for related clients’ products/services, instead of improper mining and intrusion on the specific and true identity of related audience. Therefore, Party A is not allowed to use personal information or label categories (e.g. names and ID numbers) reflecting the true identity of the audience. At the same time, Party A does not want clients to take advantage of the plight of the audience and obtain further commercial benefits through Data Promotion Services, so Party A does not allow the use of personal information or label categories related to the personal plight of the data subject to infringe upon or unfairly treat individual rights. In addition, the audience affected by social prejudice and discrimination may be negatively affected in obtaining information and cannot be treated fairly. Therefore, Party A does not allow the use of biased and discriminatory personal information or labels, and the use of Data Promotion Services according to the above personal information or labels based on certain types of products or services.

9）

All clients will not violate the Data Protection Requirements and will not attempt to obtain relevant personal information in an illegal manner or in a way that violates the security rules of Party A and the Data Promotion Platform..

10）

In order to meet the Data Protection Requirements and protect the safety of personal information, the client shall take relevant technical measures (e.g. encryption technology, etc.) to ensure the safety of personal information during data transmission and handling, and the client shall actively cooperate with Party A to

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handle relevant personal information in a form that meets the Data Protection Requirements.

11）All clients shall have the necessary organizational management system and technical measures to ensure the safety of personal information in accordance with the Data Protection Requirements. In case of personal information security incidents (including disclosure, damage, tampering, loss, unauthorized access and handling of personal information, and the infringement of relevant rights and interests of data subjects), the client shall immediately notify Party A in writing and take effective remedial measures at the first time. In case of the above personal information security incidents caused by client, the client shall independently handle the disputes arising therefrom (including but not limited to complaints, administrative penalties and litigations), so that Party A, Party A’s affiliated companies and relevant data subjects are free from infringement and loss, and bear all responsibilities.

12）

At the request of Party A/Data Promotion Platform, the client shall provide Party A with all necessary information in a timely manner to prove that the client complies with the Data Protection Requirements and handles personal information within the agreed scope of the Agreement and the Letter of Commitment and the authorized scope of the data subject. The aforesaid necessary information includes but is not limited to the client’s data security capability and the handling of personal information. The information provided by the client shall be true and accurate without any falsehood or concealment. Party A has the right to conduct security audit on the client’s data security and data handling, and the client shall actively cooperate in such audit.

13）When the cooperation period of the Agreement expires or the data promotion service cooperation is terminated for any other reason, the client promises to delete or destroy all personal information obtained from Party A/Data Promotion Platform, including original data and backup data, and guarantees that these personal information cannot be restored by technical means after deletion.

2.

During the cooperation process of the Agreement, if Party B handles personal information, Party B understands and acknowledges that the relevant obligations stipulated in the Letter of Commitment will also apply to Party B. Party B promises to strictly comply with the requirements of the Letter of Commitment.

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3.

If Party B and/or its agent clients violate the Letter of Commitment, it will be regarded as material breach of contract and/or infringement, and Party B and its agent clients shall bear joint and several liability to Party A. In such case, Party A has the right to require Party B and/or its agent clients to compensate Party A, Party A’s affiliated companies, data subjects or third parties for all losses suffered, and has the right to unilaterally suspend or terminate Party B’s data promotion needs and any cooperation with Party B. Party B shall bear all legal liabilities and shall be responsible for eliminating the impact and properly solving the problem.

4.	The Letter of Commitment shall not be terminated or invalidated due to the invalidity, suspension or termination of the Agreement or data promotion cooperation.

Party B1: Beijing Baosheng Technology Co., Ltd. (Seal)

Date: January 1, 2023

Party B2: Beijing Baosheng Network Technology Co., Ltd. (Seal)

Date: January 1, 2023

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Annex IV: Cooperation Terms on Programmatic PMP Advertising

Cooperation Terms on Programmatic PMP Advertising

Party A and Party B shall carry out cooperation in programmatic PMP advertising. According to the specific cooperation situation, the following terms and conditions shall apply to programmatic PMP advertising:

Article 1 Definitions

1.Network Traffic Trading Services: refer to services provided by Party A or its affiliated companies to demand side for network traffic supply side, which may include but not limited to network traffic access, material delivery, delivery monitoring, and financial settlement, etc. The system providing Network Traffic Trading Services is referred to as “network traffic trading system”.

2.PMP: means that Party A provides high-quality advertising space to a limited number of advertisers or advertising operators, and both parties agree on transaction contents such as unit price and advertising space through offline transactions, and realize real-time intelligent advertising by means of programmatic docking. The system providing this type of Network Traffic Transaction Service is referred to as “PMP”, i.e. Private Marketplace.

3.Demand-Side Platform: refers to an online advertising platform service system, which provides advertisers with promotion content delivery and optimization service system, also known as DSP. Under the Agreement, the Demand-Side Platform is Party B or the DSP designated by Party B that conforms to the Agreement.

4.Supply-Side Platform: refers to the media service platform that integrates media resources and provides programmatic advertisement distribution and screening for media owners or managers, also known as SSP. Under the Agreement, Supply-Side Platform is Party A.

5.Audience: refers to the target group that the promotion contents hope to reach.

6.Account: refers to the unique digital number (“ACCOUNT ID”) that identifies the identity of Party B or the DSP designated by Party B when using the service in the network traffic trading system. The account name and password provided by Party B will be associated with this account.

Article 2 Contents of Cooperation

1.Party B can only carry out programmatic advertising on the network traffic trading service platform through the DSP confirmed by Party A in writing or e-mail and satisfied by Party A, and connect with Party A’s network traffic trading system according to the technical specifications provided by Party A, and Party A will provide Network Traffic Trading Services according to the Agreement. Party B confirms that

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Party A has the right to adjust or reduce the DSP satisfied by Party A and will notify Party B in advance. This clause shall not be deemed as or constitute any guarantee provided by Party A to the DSP or any liability for its actions.

2.Party A has the right to adjust the pricing rules and payment methods of Network Traffic Trading Services according to the actual situation, and relevant adjustments shall be communicated with Party B in advance. If Party B has any objection, Party A shall actively seek solutions with Party B. If Party B disagrees with the adjustment in writing, Party B may terminate the Agreement.

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Article 3 Consumption Requirements and Payment Methods of PMP Advertising

1.In the PMP network traffic trading service platform of Party A, for the network traffic sent by Party A, Party B has the right to choose whether to return the advertisement of Party B’s clients through DSP conforming to the Agreement according to the delivery method. At the same time, the parties shall take each natural month as a settlement cycle, and in each settlement cycle, Party B must ensure that the minimum monthly consumption of its settlement cycle is RMB 100,000. If it is less than one natural month, the minimum consumption shall be calculated based on one natural month. If Party B fails to meet the minimum consumption standard within a settlement cycle, Party B shall still settle according to the minimum consumption standard agreed in the Agreement. If Party A adjusts the minimum consumption amount, it shall notify Party B in time, and the parties confirm to be subject to the latest notice of Party A.

2.The delivery methods include but are not limited to BPG (Brand Programmatic Guarantee), PDB (Programmatic Direct Buying), and PD (Programmatic Direct), etc. Among them, BPG and PDB shall be settled according to the Data Promotion Service Order signed by Party A and Party B or confirmed by mail; The Data Promotion Service Order confirmed by both parties under PD mode is for reference only, and will be settled according to the actual consumption amount of Party B..

3.Agreement on unit price: the unit price shall be subject to the current rate card of Party A.

4.Payment method:

(i) For PMP advertising promotion in programmatic delivery, Party B shall pay Party A the data promotion service fees within the agreed time limit as follows:

Payment before data promotion (i.e. prepayment): Party B shall pay the promotion service fees to Party A before data promotion. Each natural month is a settlement period. The parties shall timely calculate the promotion service fees incurred in the previous settlement period within each settlement period. Party A shall timely provide Party B with an invoice of the same amount upon receipt of the sealed order or Data Promotion Service Fee Statement issued by Party B.

Article 4 Operative Provisions of Party A’s Network Traffic Trading Service Platform

1.Party B can only deliver the promotion contents of Party B’s clients on Party A’s network traffic trading system, and

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shall not transfer the promotion resources in the Agreement to publish the promotion contents of other platforms/systems.

2.Party B guarantees that Party B and its clients are legally qualified to release the corresponding promotion contents, and the related goods and services in the promotion contents are legal, conform to the relevant national standards and regulations, pass the corresponding administrative examination and approval, are not fake and shoddy products, and do not infringe on the legitimate rights and interests of any third party. Party B shall review the relevant certification documents that its clients should provide according to law to ensure the legality of promotion contents.

3.Party B ensures that it has obtained the consent of its clients to release the promotional contents through Party A’s network traffic trading system, and Party B shall review the government approval and relevant certification documents required by its clients to release the promotional contents according to law.

4.Party B shall review relevant certification documents related to the promotion contents and submit them at the request of Party A before delivery, including but not limited to clients’ true information, trademark right certificate or authorization document, copyright certificate or authorization document, portrait right authorization certificate, approval number, inspection report and other certification materials used to prove the authenticity, legality and validity of its promotion contents.

5.Party B guarantees that the delivery qualification and promotion contents comply with all applicable laws, regulations, rules, binding policies and Party A’s specifications on promotion contents (including but not limited to the Advertising Management Specification of Ocean Engine).

6.Party A will review and spot check the promotion contents uploaded by Party B. If it fails to meet Party A’s specifications, Party A has the right to unilaterally take measures such as stopping publishing the promotion contents or suspending account transactions.

7.If the promotion link address of Party B is infected by computer virus, Party A has the right to suspend the release of promotion contents involved, and notify Party B to disinfect the server. Only after Party B disinfects the server and Party A confirms that the promotion link is safe can the release of promotion contents involved be resumed. The suspension of the promotion content release during this period shall not be regarded as Party A’s breach of contract, and the loss caused thereby shall be borne by Party B. If Party A does not release the promotion contents additionally, Party B shall still pay the full service fees to Party A according to the Agreement.

8.In order to protect Party B’s rights and interests, Party A may suspend the provision of Network Traffic Trading

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Services and notify Party B when abnormal activities are found in Party B’s own systems and accounts.

9.Party B guarantees that the uploaded promotion contents are consistent with the contents on the Landing Page, and the overall advertising effect will not cause misunderstanding by consumers. During the effective display period of the promotion contents, the Landing Page shall not be changed.

10.If the promotion contents of Party B or the DSP designated by Party B violates the Agreement, Party A and its cooperative website have the right to refuse to publish or delete it at any time after publishing, and will not display all the promotion contents uploaded by Party B or the DSP designated by Party B through system settings, even if Party B has successfully bid. At the same time, Party A has the right to require Party B to pay the liquidated damages of RMB 5, 000 for each violation, and the liquidated damages shall be paid separately by Party B. If the loss caused to Party A and/or its cooperative website due to violated information of Party B or the DSP designated by Party B exceeds RMB 5,000, Party B shall compensate separately within 5 working days.

11.Advertising data statistics: the same as the data statistics for non-bidding data promotion in the third paragraph of Article 4 of Part II “General Terms” of the Agreement.

Article 5 Rights and Obligations of the Parties

1.Party B shall recharge, quote and upload promotion information according to the specifications published by the network traffic trading system. Any losses caused by improper operation of Party B shall be borne by Party B. Improper operation includes but is not limited to failing to follow the instructions, failing to operate in time, leaking passwords, bypassing security procedures and using malicious computer programs.

2.Party B understands and agrees that Party A and its affiliated companies have the right to keep Party B’s information (including but not limited to the information release location selected by Party B, the information contents released by Party B, etc.) on the server of Party A or its affiliated companies according to law.

3.Party B confirms and agrees that Party A does not make any express or implied commitment to the audience visits, promotion effect and business performance that Party B can obtain by using the Network Traffic Trading Services.

4.If Party B violates any guarantee or promise under the Agreement, Party A has the right to unilaterally terminate the services to Party B immediately, except as agreed in the Agreement, once Party A or its cooperative website finds out such violation, Internet audience complains against Party B or relevant competent authority investigate Party B, etc.

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5.Party B shall provide Party A with the true and accurate identity, address, promotion qualification and other information of its clients, and Party B may enter the above information through API or network traffic trading system provided by Party A for Party A’s verification. If Party B fails to submit in time or the materials submitted are incomplete or inaccurate, Party A has the right to refuse to release all the promotion contents of the client involved.

6.If Party B modifies the data of its account in Party A’s network traffic trading system, it shall apply to Party A and modify it after verification by Party A.

7.The advertisement content published and submitted by Party B on Party A’s network traffic trading service platform must indicate the advertisement source.

8.If Party A violates the obligations hereunder and causes losses to Party B, the ceiling of compensation shall be the bid of Party B at the time of bidding (the maximum budget limit). If Party B violates the obligations hereunder and causes losses to Party A, Party A’s affiliated companies and/or cooperative websites and other relevant third parties, Party B shall bear the liability for compensation for losses, and Party A has the right to directly deduct from the advance payment paid by Party B, including but not limited to compensation agreed in this clause, liquidated damages agreed in the Advertising Management Specification of Ocean Engine, compensation payable according to law, legal fees, attorney fees, and notarial fees, etc., and Party A has the right to immediately suspend or terminate cooperation with Party B. If Party B fails to pay advance payment to Party A or the advance payment is insufficient to compensate Party A, Party A’s affiliated companies and/or cooperative websites and other related third parties for losses, Party A has the right to deduct directly from the rebate payable agreed in the Agreement and any other contracts between Party A and Party B. If the rebate amount is still insufficient, Party A has the right to require Party B to pay separately.

9.When Party B engages in data promotion on Party A’s network traffic trading service platform, it shall comply with the Platform Rules (including but not limited to the Advertising Management Specification of Ocean Engine, operation specifications and assessment rules, etc.). When Party A’s Platform Rules are updated, Party B can be informed by means of website publicity, e-mail and in-station notification. If Party B violates Party A’s Platform Rules during data promotion, Party B shall pay liquidated damages or compensation according to Party A’s Platform Rules. If Party B refuses to pay, Party A has the right to deduct it from the advance payment paid by Party B. If Party B fails to pay the advance payment to Party A or the advance payment paid by Party B is insufficient to

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compensate, Party A has the right to deduct it directly from the rebate payable agreed in the Agreement and any other contracts between Party A and Party B. If the rebate amount is still insufficient to cover Party A’s losses, Party B shall make further compensation and Party A has the right to immediately suspend or terminate the cooperation with Party B, and investigate Party B’s liability for breach of contract.

10.Party B shall not change the promotion content page without permission during the delivery process, and shall be liable for breach of contract once found. For the first violation, Party B shall pay the liquidated damages of RMB 20,000; for the second violation, it shall pay RMB 100,000; for the third violation, it shall pay RMB 500,000; and for the fourth violation, Party A has the right to permanently stop cooperation with Party B. If Party B changes the promotion content page without permission, resulting in illegal content being investigated by relevant administrative organs, Party B shall cooperate with Party A to make a truthful statement on the aforesaid situation. If the above liquidated damages are insufficient to cover the losses of Party A and its affiliated companies, Party B shall make further compensation.

11.Party B and its DSP interface service provider shall not have any unfair competition behavior of traffic hijacking by providing any malicious program, spyware or any other means. If the traffic hijacking behavior of Party B and/or its DSP damages the legitimate rights and interests of Party A and/or its users/clients, Party A has the right to require Party B and its DSP to bear all legal responsibilities.

12.Party B shall classify the advertising clients and promotion contents according to the requirements of Party A and the traffic service platform’s cooperative website, and promise not to use the clients and promotion contents prohibited by the cooperative website for advertising bidding on the cooperative website. Party B shall be liable for any losses caused to Party A, Party A’s affiliated companies or cooperative websites due to violation of this clause.

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13.

Party A shall not be liable for any disputes arising from the promotion cooperation between Party B and the media or final clients. Party A does not establish any relationship with clients, nor does it charge any fees to clients (unless otherwise agreed). Party B shall negotiate with clients on all matters such as charging, invoice issuance, refund and customer service, provide necessary technical support, guidance and training for clients, and supervise clients to abide by the rules of Party’s network traffic trading service platform. Party B shall not set terms or make commitments related to Party A in any form without the written consent of Party A.

14.

In the process of cooperation, the network traffic trading system and any information, materials, transaction records and data provided by Party A are Party A’s trade secrets and all related intellectual property rights belong to Party A. Party B guarantees to delete these information and data in time. Unless otherwise agreed by Party A in writing, Party B shall not use the above information and data, including but not limited to association (or mapping), reproduction, dissemination, processing, analysis, reuse and distribution, in any way other than for the purpose of the Agreement, regardless of whether the above information and data are as a whole, separate fragments or combined with other information and data.

15.

Party B agrees that Party A shall not assume any responsibility under the following circumstances: (1) the services are not provided due to reasons other than Party A’s intentional act or negligence; (2) Party B and/or any third party suffer losses due to Party B’s intentional act or negligence; (3) Party B violates the Agreement, or other agreements, contracts and/or convents with Party A, or violates Party A’s Platform Rules such as content delivery.

(No text below)

Party A: Xiamen Today’s Headline Information Technology Co., Ltd. (Seal)

Date: January 1, 2023

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Party B1: Beijing Baosheng Technology Co., Ltd. (Seal)

Date: January 1, 2023

Party B2: Beijing Baosheng Network Technology Co., Ltd. (Seal)

Date: January 1, 2023

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